EXHIBIT 21.01

 SUBSIDIARIES OF REGISTRANT

CCOM GROUP, INC. AND SUBSIDIARIES

FED. I.D. 11-2037182

Name of Subsidiary	State of Incorporation	I.D. Number
Universal Supply Group, Inc.	New York	11-3391045

The RAL Supply Group, Inc.	New York	20-0207168

S&A Supply, Inc.	New York	26-0778121